FORM 4

                                         U.S. SECURITIES AND EXCHANGE COMMISSION
                                                  Washington, D.C. 20549

 Check this box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b)

                                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 of Section
                                     30(f) of the Investment Company Act of 1940

------------------------------------------------------------------ -----------------------------------------------------------------
                                                                   2.  Issuer Name and Ticker or Trading Symbol

                                                                                         LifePoint, Inc. - LFPT
Name and Address of Reporting Person

Foley                      Thomas                    J.
____________________________________________________________
(Last)                     (First)                   (Middle)

10400 Trademark Street
                           (Street)

Rancho Cucamonga,          CA                        91730
City                       (State)                   (Zip)
------------------------------------------------------------------ -----------------------------------------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------------
                                                                   3.  IRS or Social         4.  Statement for Month/Year
                                                                   Security
                                                                   Number of Reporting                         10/99
                                                                   Person (Voluntary)

                                                                         ###-##-####
------------------------------------------------------------------ ------------------------- ---------------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------------

                                                                                             5.  If Amendment, Date of Original
                                                                                             (Month/Year)
------------------------------------------------------------------ ------------------------- ---------------------------------------
------------------------------------------------------------------ -----------------------------------------------------------------


 ----------------------------------------------
 6.  Relationship of Reporting Person to
 Issuer
           (Check if Applicable)

 __   Director             ___   10% Owner
 X   Officer (give         ___
                                Other (specify
          title                 below)
          below)


 Senior Vice President, Research and Development

 ----------------------------------------------
 ----------------------------------------------


                                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------- -----------------------------------------------------------------------
---------------------------------------------------------- ------------------- ------------------ --------------------------------

1.  Title of Security                                      2.  Transaction     3.  Transaction    4.  Securities Acquired (A) or
     (Instr. 3)                                                Date                Code           Disposed of (D) (Instr. 3, 4,
                                                           (Month/Day/Year)        (Instr. 8)     and 5)





---------------------------------------------------------- ------------------- ------------------ --------------------------------
---------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
                                                                                 Code       V     Amount      (A) or    Price
                                                                                                              (D)
---------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
---------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------

None
---------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
---------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------

-------------------------------------------
--------------- ----------- ---------------

5. Amount of    6.          7. Nature of
Securities      Owner-ship  Indirect
Beneficially    Form:       Beneficially
Owned at End    Direct      Ownership
of Month        (D) or      (Instr. 4)
(Instr. 3 and   Indirect
4)              (I)
                (Instr. 4)
--------------- ----------- ---------------
--------------- ----------- ---------------


--------------- ----------- ---------------
--------------- ----------- ---------------




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



Form 4 (continued) Table II - Derivative  Securities  Acquired,  Disposed of, or
Beneficially  Owned  (e.g.,   puts,  calls,   warrants,   options,   convertible
securities)
---------------------------- ------------- -------------- -------------- ---------------
1. Title of Derivative       2. Conver-    3.             4.             5. Number of
Security (Instr. 3)          sion or       Transaction    Transaction    Derivation
                             Exercisable   Date           Code (Instr.   Securities
                             Price of      (Month/Day/Year8)             Acquired (A)
                             Derivative                                  or Disposed
                             Security                                    of (D)
                                                                         (Instr. 3,4,
                                                                         and 5)


---------------------------- ------------- -------------- -------------- ---------------
---------------------------- ------------- -------------- ------ ------- -------- ------
                                                          Code     V     (A)      (D)


---------------------------- ------------- -------------- ------ ------- -------- ------
---------------------------- ------------- -------------- ------ ------- -------- ------
Stock Option                 $1.72         10/10/99       A              60,000   0

---------------------------- ------------- -------------- ------ ------- -------- ------
---------------------------- ------------- -------------- ------ ------- -------- ------
Common Stock Purchase        $1.72         10/10/99       A              1        0
Warrant
---------------------------- ------------- -------------- ------ ------- -------- ------
---------------------------- ------------- -------------- ------ ------- -------- ------
Common Stock Purchase        $1.72         10/10/99       A              1        0
Warrant

---------------------------- ------------- -------------- ------ ------- -------- ------
---------------------------- ------------- -------------- ------ ------- -------- ------

---------------------------- ------------- -------------- ------ ------- -------- ------


----------------- ------------------------ ------------- ------------- ----------- -----------
6. Date           7. Title and Amount of   8. Price of   9. Number     10.         11.
Exercisable and   Underlying Securities    Derivative    of            Ownership   Nature of
Expiration Date   (Instr. 3 and 4)         Security      Derivative    Form of     Indirect
(Month/Date/Year)                          (Instr. 5)    Securities    Derivative  Beneficial
                                                         Beneficially  Security:   Ownership
                                                         Owned at      Direct      (Instr. 4)
                                                         end of        (D) or
                                                         month         Indirect
                                                         (Instr. 4)    (I)
                                                                       (Instr. 4)
----------------- ------------------------ ------------- ------------- ----------- -----------
-------- -------- ----------- ------------ ------------- ------------- ----------- -----------
Date     Expiration Title     Amount or
Exercisable Date              Number of
                              Shares
-------- -------- ----------- ------------ ------------- ------------- ----------- -----------
-------- -------- ----------- ------------ ------------- ------------- ----------- -----------
(1)      10/9/09  Common      60,000       0             260,000       D           N/A
                  Stock
-------- -------- ----------- ------------ ------------- ------------- ----------- -----------
-------- -------- ----------- ------------ ------------- ------------- ----------- -----------
(2)      (3)      Common      250,000      0             510,000       D           N/A
                  Stock
-------- -------- ----------- ------------ ------------- ------------- ----------- -----------
-------- -------- ----------- ------------ ------------- ------------- ----------- -----------
(4)      (5)      Common      250,000      0             760,000       D           N/A
                  Stock

-------- -------- ----------- ------------ ------------- ------------- ----------- -----------
-------- -------- ----------- ------------ ------------- ------------- ----------- -----------

-------- -------- ----------- ------------ ------------- ------------- ----------- -----------








Explanation of Responses:

(1) Option becomes exercisable as to 15,000 shares on 10/10/00, and as to 1,250 shares on the 10th of each month for 36 months thereafter.

(2) Warrant becomes exercisable only if the Issuer derives revenues of $100,000 from third-party sales of its saliva based testing product prior to January 1, 2001.

(3) The earlier of the 5th anniversary of the day before the day on which $100,000 in sales is made or December 31, 2005.

(4) Warrant becomes exercisable only if Issuer files an application to the Food and Drug Administration (the "FDA") before January 1, 2001 and the Reporting Person holds the same position on such date.

(5) The earlier of the day before the 5th anniversary of the day before the day on which an application to the FDA is submitted or December 31, 2005.


                             /s/ Thomas J. Foley                  11/5/99
                             -----------------------------------  -------
                                Signature of Reporting Person     Date




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.